EVERYDAY MADE EASIER™

September 1, 2021

Mr. Stuart Mackinnon
6012 Oakcrest Road
Dallas, TX 75248

Dear Stuart:

Welcome to NCR, a global technology company that runs the everyday transactions that make your life easier.

With a global presence in 180 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to make every customer interaction with their business an exceptional experience.

We are pleased to present you with this offer of employment at NCR. I am certain you will be a key contributor to our organization. On behalf of my team, we look forward to you joining us.

Employer (Legal Entity):

NCR Corporation (the 'Company')

Position:

SVP Cardtronics Technology and Operations

Job Grade:

This position is in salary grade E4

Reporting To:

Ed West, President, NCR Financial Services

Location:

Dallas, TX

Start Date:

Your role shall commence as of June 21, 2021.

Prior Employment Agreement:

This NCR employment agreement terminates and replaces the Employment Agreement, dated as of October 9, 2018, by and among you and Cardtronics USA, Inc. (together with Cardtronics, plc, "Cardtronics"), as amended by the First Amendment to Employment Agreement dated as of

January 16, 2020 (collectively, the "Prior Employment Agreement") which shall be of no further force or effect. In addition, any previous rights to accelerate vesting or otherwise receive benefits upon a termination for Good Reason (as defined in the Prior Employment Agreement) for purposes of the Prior Employment Agreement or any award agreement or other arrangement by and between you and Cardtronics are hereby terminated. For avoidance of doubt, this Agreement does not terminate any of your previous rights to accelerate vesting or otherwise receive benefits with respect to your Cardtronics equity awards that were rolled over into BidCo Option, BidCo RSU and BidCo PSU awards (each as defined in Section 2.2 of the Acquisition Agreement dated January 25, 2021 between Cardtronics and NCR) under the NCR 2017 Stock Incentive Plan in connection with the acquisition and held by you as of the date of this Agreement in the event of your: (i) a termination of employment for "Good Reason," but as defined in this Agreement, (ii) death, (iii) termination of employment due to "Disability" (as defined in the applicable award agreement), or (iv) involuntary termination of employment by the Company without "Cause" (as defined in the applicable award agreement).

Base Salary:

Your annual base salary will remain unchanged at $412,000 per year, commencing as of your Start Date. You will remain on the current Cardtronics payroll through the system conversion date currently expected in January 2022. NCR operates on a bi-weekly pay schedule. Payday is scheduled five days following the close of each pay period. Your annual base salary will be reviewed from time to time by management to determine appropriate increases, if any, which are subject to approval by the Compensation and Human Resources Committee (the "Committee") of the NCR Board of Directors.

Any decreases in base salary, other than as part of a base salary reduction taken by a majority of the members of the Executive Leadership Team, will permit you to exercise the "good reason" clause as outlined below.

Annual Incentive Plan:

For the remainder of the 2021 plan year, you will continue to participate in the Cardtronics 2021 Annual Executive Cash Incentive Plan (the "Cardtronics Plan"), subject to the terms of the Cardtronics Plan, however your bonus target amount will be increased to 100% of your annual base salary effective as of your Start Date. Your Cardtronics 2021 Plan payout will be calculated using your prior 85% target with respect to your base salary received from Cardtronics for the period from January 1, 2021 through June 20, 2021, and using your 100% target with respect to your base salary received from the Company from June 21, 2021 through December 31, 2021. Except as otherwise provided in the Cardtronics Plan, you must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout for the 2021 plan year under the Cardtronics Plan.

Beginning with the 2022 plan year, you will participate in NCR's Management Incentive Plan ("MIP"), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR's results, your organization's results, and your individual performance; it is payable in the first calendar quarter following the plan year.

Your MIP target incentive opportunity will be not less than 100% of your annual base salary received from the Company (with a maximum potential payout equal to 2 times your target incentive opportunity), where the payout will be based on performance goals established by

the CEO and approved by the Committee of the NCR Board of Directors.

Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Long Term Incentive ("LTI") Equity Awards:

Subject to your acceptance of this offer by execution of this letter agreement, the Committee will grant to you the following equity award effective no later than October 1, 2021:

- Performance-based Restricted Stock Units (2021 PBRSUs) with a grant date value equal to **$1,000,000.** The performance measurement will be a relative Total Shareholder Return (TSR) in which the number of units that will vest will be determined by the TSR of NCR's common stock as compared to the TSRs of companies in the S&P MidCap 400 Value Index. The measurement period is the three year period beginning on September 10, 2021. The Number of units granted will be calculated as $1,000,000 divided by the value of NCR stock ("Grant unit number") on the grant date. On the vesting date, the number of PBRSUs earned will be calculated based on the payout schedule below:

PBRSUs Earned	
Percentile Rank	**Payout Percentage**
75th Percentile and Above	200%
55th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

Note: Linear interpolation between points

If NCR's TSR is negative over the measurement period, the payout percentage will be capped at 100%.

Vesting will occur three years from the grant date, subject to your employment with NCR through the applicable vesting date and such other terms as set forth in NCR's applicable form of restricted stock unit award agreement.

You hereby acknowledge and agree that notwithstanding anything set forth in Section 6.10 of the Company Disclosure Letter to the Acquisition Agreement with Cardtronics, no portion of the equity awards granted to you by NCR in 2021 is required to be subject solely to time-based vesting conditions.

Effective for 2022 and beyond you will also be eligible to participate in NCR's Annual LTI Equity Award Program that typically occurs in February of each year. Your annual equity award will be in an amount to be approved by the Committee, which will be comprised of grants of the same type and in the same proportion as are awarded to other senior executives of NCR.

You must electronically accept the award agreement associated with the award in order to be eligible to receive its benefits. Upon a termination of employment without Cause or for Good Reason (each as defined below), your NCR 2021 PBRSU shall vest upon the normal vesting date based upon actual performance. Solely for purposes of the immediately preceding sentence:

- "Cause" means (1) your conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (2) your willful and continued

SM

failure to perform substantially your duties with NCR or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to you by the NCR Board of Directors, specifically identifying the manner in which the NCR Board of Directors believes that you have not substantially performed your duties, (3) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to NCR or (4) your material violation of NCR's Code of Conduct (other than any such violation resulting from incapacity due to physical or mental illness). For purposes of this provision, no act or failure to act, on your part, shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

(l) "Good Reason" means any of the following events arising subsequent to the execution date of this letter without your prior written consent: (1) the assignment to you of any duties inconsistent in any respect with your position (including offices, titles and reporting requirements), authority, duties or responsibilities or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NCR promptly after receipt of notice thereof given by you; (2) NCR requiring you to be based at any office or location that is more than forty (40) miles distant from the location of your principal place of employment set forth herein; (3) a material breach of this letter agreement or any outstanding grant agreement under NCR's Annual LTI Equity Award Program or other NCR equity plan; or (4) any reduction of your base salary or target incentive bonus opportunity (other than as a part of a base salary reduction taken by a majority of the members of the Executive Leadership Team); *provided, however*, that your termination of employment shall not be deemed to be for Good Reason unless (x) you have notified NCR in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) NCR fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

You must be a current employee of NCR on the applicable grant date in order to be eligible to receive any NCR LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Executive Severance and Change-in-Control Benefits:

You will participate in and be subject to the terms of NCR's Executive Severance Plan and its Change-in-Control Severance Plan. You are accorded under the Change-In-Control plan a "Tier III" benefit level (1.0 times your required base salary plus your target bonus as defined in the plan) upon joining NCR. For purposes of the Executive Severance Plan, "Cash Severance" shall equal the sum of 1.0 times your base salary plus your target bonus as defined in the plan. To receive any severance benefits you are required to execute NCR's standard form of general

release of all claims in a form reasonably acceptable to NCR, as set out in the plans. Each plan is subject to amendment or termination by the Committee.

Employee Benefits:

You will be eligible for employee benefits on the terms generally provided by NCR to its senior executives from time to time, including NCR's annual Executive Medical Exam Program, which currently provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR's provider of choice, and the annual Executive Financial Planning Program, which currently provides an annual taxable reimbursement in an amount up to $12,000 for actual services incurred with respect to your tax and financial planning needs. Each of these programs is subject to amendment or termination by the Committee.

Vacation/Holidays:

Under the Company's vacation policy, you are entitled to receive twenty-five (25) paid vacation days and six (6) federal holidays. Eligible vacation is pro-rated your first year of service and is based on grade level or years of NCR service, whichever provides the greater benefit.

The Company also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Additionally, the Company recognizes the following as paid holidays:
New Year's Day, Martin Luther King Jr. Day, Memorial Day, Independence Day,
Labor Day, Thanksgiving Day, and Christmas Day.

Legal Expenses:

The Company will reimburse you for up to $10,000 of reasonable, documented legal fees you incur in connection with your review and acceptance of this letter agreement and its attachments.

Other Terms and Conditions of Employment:

Your offer of employment described in this letter agreement is contingent upon your acceptance of the terms and conditions of employment outlined in this letter agreement (including Attachments A, B and C, each incorporated herein by reference and made a constituent part of this letter agreement), and your passing of a background check. Please note that the letter agreement, through Attachment C, contains certain restrictive covenants concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law.

If you are in agreement with the terms of this letter agreement, including its attachments, please sign in the space provided below.

This letter agreement supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter agreement should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

* * * * * *

Stuart, we are very excited about the contributions, experience and knowledge you can bring to NCR.

Sincerely,
NCR Corporation

By:____________________________
Name: Ed West
Title: President, NCR Financial Services

Accepting this Offer of Employment:

By accepting and signing NCR's offer of employment you certify to NCR that you are not subject to a non competition agreement with any company, person or entity, nor to any other post-employment restrictive covenants, that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as, or that you know to be, confidential, proprietary or trade secret information of another company, nor in any other way disclose confidential, proprietary or trade secret information while employed by NCR.

You further acknowledge that this letter agreement, including its Attachments A, B and C, sets forth the terms and conditions of your employment with NCR. The employment relationship with NCR is by mutual consent ("Employment at Will"). This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

You acknowledge that you have read the foregoing information relative to NCR's conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

____
Stuart Mackinnon

09/17/2021
Date

This letter agreement supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter agreement should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

* * * * * *

Stuart, we are very excited about the contributions, experience and knowledge you can bring to NCR.

Sincerely,
NCR Corporation

By:______________________________
Name: Ed West
Title: President, NCR Financial Services

Accepting this Offer of Employment:

By accepting and signing NCR's offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company, person or entity, nor to any other post-employment restrictive covenants, that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as, or that you know to be, confidential, proprietary or trade secret information of another company, nor in any other way disclose confidential, proprietary or trade secret information while employed by NCR.

You further acknowledge that this letter agreement, including its Attachments A, B and C, sets forth the terms and conditions of your employment with NCR. The employment relationship with NCR is by mutual consent ("Employment at Will"). This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

You acknowledge that you have read the foregoing information relative to NCR's conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

____
Stuart Mackinnon

09/17/2021
Date